Exhibit 99.1
For Release on March 15, 2010
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2009 FINANCIAL RESULTS
New York, NY — March 15, 2010 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the fourth quarter and full-year ended December 31, 2009.
4th Quarter and Full-Year Overview:
•	Revenue decreased 7.0% in Q4 2009 compared to Q4 2008 and 4.2% in full-year 2009 compared with full-year 2008.

•	Comparable club revenue decreased 7.1% in Q4 2009 compared to Q4 2008 and 5.6% in full-year 2009 compared to full- year 2008.

•	Total member count decreased 4.7% to 486,000 at December 31, 2009, compared to December 31, 2008.

•	Membership attrition averaged 3.6% per month in Q4 2009 and 3.8% per month in full-year 2009 compared to 3.5% per month in Q4 2008 and 3.4% in full-year 2008.

•	Loss per share was ($0.33) in Q4 2009 and ($0.25) in the full-year 2009.

•	Q4 2009 results reflected internal use software and fixed asset impairment charges and the effect of an accounting error, which collectively resulted in charges, net of taxes, of $7.4 million, or ($0.33) per share.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We are starting to see early indications that our business is turning the corner. Membership trends began to move in the right direction in the fourth quarter; and the improvement, though modest, is continuing in the first quarter of 2010. While we expect to produce member growth during 2010, we started the year with 24,000 or 4.7% less members than we had at the start of 2009, and as a result we do not expect quarter on quarter revenue improvements before the fourth quarter. Over the past two years we have strengthened the executive and operating organization and pursued broad initiatives to enhance the member experience in our clubs. With the economy beginning to improve, and our increased focus on sales and marketing initiatives, we expect to see improved results as we progress through this year and work back towards year-over-year membership and revenue gains later in the year.”
Correction of an Accounting Error:
      The results for Q4 and full-year 2009 include the correction of an accounting error that resulted in a cumulative pre-tax charge of $751,000 to payroll and related expense and a related decrease in deferred membership costs on our consolidated statement of operations and consolidated balance sheet, respectively. Historically, we applied an accounting policy of capitalizing and then amortizing membership consultants’ commissions, bonuses and a portion of their base salaries, and related taxes and benefits, as direct costs of obtaining new members. Company policy limited the costs that could be capitalized to the amount of initiation fee revenue deferred for new memberships. The application of this policy required us to make certain estimates. In connection with a review of the accounting treatment for membership consultant salaries, including the application of the accounting policy and appropriateness of its estimate methodology, we determined that our previous estimates were incorrect. We concluded that it was not clear whether any portion of the consultants’ base salaries and the taxes and benefits related to those base salaries should have been capitalized. While we are no longer deferring a portion of membership consultants’ salaries and related taxes and benefits, we will continue to defer membership consultants’ commissions and bonuses and portions of taxes and benefits related to those commissions and bonuses. Although we believe that our accounting policy for deferred membership costs was not unreasonable, the errors in our estimates combined with our review of the policy have led us to conclude that the capitalization of any portion of membership consultant salaries and related taxes and benefits should be regarded as an accounting error. We have recorded a one-time adjustment in Q4 2009 to correct this error. The effect of the accounting error, net of taxes, was a charge of $424,000, or $0.02 per share. See Note 2 — Correction of an Accounting Error to our consolidated financial statements in our 2009 Annual Report for further details.

Quarter and Full-Year Ended December 31, 2009 Financial Results:
Revenue (in $000’s) was comprised of the following:

	Quarter Ended December 31,				Year-Ended December 31,
	2009		2008		2009		2008
	Revenue	% Revenue	Revenue	% Revenue	Revenue	% Revenue	Revenue	% Revenue
Membership dues	$92,658	81.1%	$99,179	80.7%	$387,123	79.7%	$400,874	79.1%
Initiation fees	2,426	2.1%	3,330	2.7%	12,048	2.5%	13,723	2.7%

Membership revenue	95,084	83.2%	102,509	83.4%	399,171	82.2%	414,597	81.8%

Personal training revenue	13,275	11.6%	14,040	11.4%	56,971	11.7%	61,752	12.2%
Other ancillary club revenue	5,002	4.4%	4,812	3.9%	24,589	5.1%	24,329	4.8%

Ancillary club revenue	18,277	16.0%	18,852	15.4%	81,560	16.8%	86,081	17.0%
Fees and other revenue	961	0.8%	1,526	1.2%	4,661	1.0%	6,031	1.2%

Total revenue	$114,322	100.0%	$122,887	100.0%	$485,392	100.0%	$506,709	100.0%

Period-over-period revenue variances:

	Q4 2009 vs.	Full-Year 2009 vs.
	Q4 2008	Full-Year 2008
	% Increase (Decrease)	% Increase (Decrease)
Membership dues	(6.6)%	(3.4)%
Initiation fees	(27.1)%	(12.2)%
Membership revenue	(7.2)%	(3.7)%
Personal training revenue	(5.4)%	(7.7)%
Other ancillary club revenue	3.9%	1.1%
Ancillary club revenue	(3.1)%	(5.2)%
Fees and other revenue	(37.0)%	(22.7)%
Total revenue	(7.0)%	(4.2)%
Total revenue for Q4 2009 decreased $8.6 million, or 7.0%, compared to Q4 2008. For Q4 2009, revenues increased $3.9 million at the 13 clubs opened or acquired subsequent to December 31, 2007, offset by decreases in revenue of 8.9% or $10.2 million at our clubs opened or acquired prior to December 31, 2007 and $2.3 million related to the 13 clubs that were closed subsequent to December 31, 2007.
Total revenue for the year ended December 31, 2009 decreased $21.3 million, or 4.2%, compared to the year ended December 31, 2008. Revenue increased $19.6 million at the 13 clubs opened or acquired subsequent to December 31, 2007, offset by decreases in revenue of 6.8%, or $32.7 million, at clubs opened or acquired prior to December 31, 2007 and $8.2 million related to the 13 clubs that were closed subsequent to December 31, 2007.
Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 7.1% in Q4 2009 compared to Q4 2008 and 5.6% in the full-year 2009 compared to the full-year 2008.
Operating expenses:

	Quarter Ended December 31,			Year-Ended December 31,
			Expense %			Expense %
	2009	2008	Increase	2009	2008	Increase
	Expense % of Revenue		(Decrease)	Expense % of Revenue		(Decrease)
Payroll and related	41.5%	38.5%	0.1%	39.9%	38.2%	0.2%
Club operating	36.6%	35.5%	(4.1)%	36.9%	34.0%	3.7%
General and administrative	6.3%	6.6%	(10.7)%	6.5%	6.7%	(7.0)%
Depreciation and amortization	11.8%	11.1%	(1.1)%	11.7%	10.4%	7.7%
Impairment of fixed assets	1.8%	1.5%	11.6%	1.4%	0.8%	73.5%
Impairment of internal use software	8.9%	0.0%	NA	2.1%	0.0%	NA
Impairment of goodwill	0.0%	14.3%	NA	0.0%	3.5%	NA

Operating expenses	106.9%	107.6%	(7.5)%	98.4%	93.5%	0.8%

Total operating expenses decreased 7.5% for Q4 2009 compared to Q4 2008 and increased 0.8% for full-year 2009 compared to full-year 2008. Operating margin was (6.9)% for Q4 2009 compared to (7.6)% for Q4 2008 and 1.6% for full-year 2009 compared to 6.5% in full-year 2008. Operating expenses were impacted by the following:

	Q4 2009 vs.	Full-Year 2009 vs.
	Q4 2008	Full-Year 2008
	% Increase	% Increase
	(Decrease)	(Decrease)
Total member club usage	2.9%	8.2%
Total months of club operation	(0.6)%	1.8%
     Club operating. In Q4 and full-year 2009, we had decreases in operating expenses related to laundry and towels of $808,000 and $1.2 million, respectively. In the full-year 2009, club operating expenses increased 3.7% as these laundry and towel efficiencies were offset primarily by a $7.8 million net increase in rent and occupancy expense. Included in this net increase were $1.3 million of early lease termination costs at five clubs which were closed prior to their lease expiration dates.
     General and administrative. Decreases in Q4 2009 and full-year 2009 general and administrative expenses compared to the same periods in 2008 were principally attributable to decreases in general liability insurance expense due to a reduction in claims activity and therefore a reduction of claims reserves. The remainder of the expense decrease was due to cost reduction efforts realized within various general and administrative expense accounts, including data and phone lines, office supplies and travel.
     Depreciation and amortization. For full-year 2009 compared to 2008, depreciation and amortization increased due to 13 clubs opened subsequent to December 31, 2007 and depreciation expense accelerated at clubs that were closed prior to the lease termination dates.
     Impairment of fixed assets. For Q4 2009, losses of $2.1 million were recorded representing impairment of fixed assets at four underperforming clubs. For Q4 2008, losses of $1.9 million were recorded representing impairment of fixed assets at six underperforming clubs.
     For the full-year 2009, losses of $6.7 million were recorded representing impairment of fixed assets at nine underperforming clubs. For the full-year 2008, losses of $2.7 million were recorded representing impairment of fixed assets at seven underperforming clubs and an impairment loss of $1.2 million related to the planned closures of two clubs prior to their lease expiration dates.
     Impairment of internal-use software. For Q4 2009, we recorded a $10.2 million impairment charge related to an internally developed software project. Although the software project was not yet completed and is the subject of litigation, we determined that it is not probable that we will continue in the development of this project.
     Impairment of goodwill. In Q4 and full-year 2008, we recorded a goodwill impairment charge of $17.6 million, representing a $15.8 million write-off of the total goodwill amount in our Boston Sports Clubs region and $1.8 million of goodwill at two of our remote clubs that did not benefit from being part of a regional cluster. There were no goodwill impairments in 2009.
Net Loss for Q4 2009 was $7.3 million compared to $13.1 million for Q4 2008. For full-year 2009, net loss was $5.7 million compared to net income of $2.3 million for full-year 2008.
Cash flow from operating activities for full-year 2009 totaled $76.2 million, a decrease of $19.4 million from full-year 2008, which was primarily related to the decrease in overall earnings. Also contributing to the decrease were the effects of an increase in cash paid for interest and reductions in deferred revenue. Total cash paid for interest increased $3.8 million to $13.8 million. Deferred revenue decreased $8.2 million in the year ended December 31, 2009 and $4.2 million in the prior year. In 2009, we had tax refunds, net of tax payments, of $3.9 million while in 2008 we had tax payments, net of refunds, of $15.9 million for an increase in cash of $19.8 million.
Share Repurchases: The Company did not repurchase shares during Q4 2009. The Company repurchased 2.1 million shares at a total cost of $5.4 million in Q1 2009, resulting in a decrease in the number of total common shares outstanding. A total of 1.8 million shares were repurchased during Q4 2008 at a cost of $4.6 million.
First Quarter 2010 Business Outlook:
The Company is limiting its guidance to the first quarter of 2010. Based on the current business environment, recent performance and current trends in the marketplace, and subject to the risks and uncertainties inherent in forward-looking statements, the Company’s outlook for the first quarter of 2010 includes the following:
•	Revenue for Q1 2010 is expected to be between $117.0 million and $118.0 million versus $126.7 million for Q1 2009. As percentages of revenue, the Company expects Q1 2010 payroll and related expenses to approximate 41.0%, club operating expenses to approximate 37.0%, general and administrative expenses to approximate 7.7% and depreciation and amortization expenses to approximate 11.6%.
•	The Company expects a net loss for Q1 2010 of between $750,000 and $1.25 million, and loss per share to be in the range of $0.03 per share to $0.06 per share, assuming a 50% effective tax rate and 22.6 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2010, we currently plan to invest $34.0 million to $37.0 million in capital expenditures. This is down from the $49.3 million of capital expenditure investing activity in 2009. We expect that this 2010 amount will include $25.0 million to continue to upgrade existing clubs and $7.0 million principally related to major renovations at clubs with recent lease renewals and upgrading our in club entertainment system network. We also expect to invest $3.0 million to enhance our management information systems.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “First Quarter 2010 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 161 fitness clubs as of December 31, 2009, comprising 109 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 486,000 members. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Tuesday, March 16, 2010 at 8:30 AM (Eastern) to discuss the fourth quarter 2009 and full-year 2009 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning March 17, 2010.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com/.

Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(All figures in $’000s)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,758	$10,399
Accounts receivable, net	4,295	4,508
Inventory	224	143
Prepaid corporate income taxes	1,274	8,116
Prepaid expenses and other current assets	10,264	14,154

Total current assets	26,815	37,320
Fixed assets, net	340,277	373,120
Goodwill	32,636	32,610
Intangible assets, net	149	281
Deferred tax assets, net	50,581	42,266
Deferred membership costs	7,736	14,462
Other assets	9,272	11,579

Total assets	$467,466	$511,638

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$1,850	$20,850
Accounts payable	6,011	7,267
Accrued expenses	23,656	35,565
Accrued interest	6,573	523
Deferred revenue	35,346	40,326

Total current liabilities	73,436	104,531
Long-term debt	316,513	317,160
Deferred lease liabilities	71,438	69,719
Deferred revenue	1,488	4,554
Other liabilities	12,824	14,902

Total liabilities	475,699	510,866
Stockholders’ (deficit) equity:
Common stock	23	25
Paid-in capital	(22,572)	(18,980)
Accumulated other comprehensive income (currency translation adjustment)	1,327	1,070
Retained earnings	12,989	18,657

Total stockholders’ (deficit) equity	(8,233)	772

Total liabilities and stockholders’ (deficit) equity	$467,466	$511,638

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
For the quarters and years ended December 31, 2009 and 2008
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Club operations	$113,361	$121,360	$480,731	$500,678
Fees and other	961	1,527	4,661	6,031

	114,322	122,887	485,392	506,709

Operating Expenses:
Payroll and related	47,411	47,352	193,891	193,580
Club operating	41,808	43,610	178,854	172,409
General and administrative	7,196	8,054	31,587	33,952
Depreciation and amortization	13,538	13,687	56,533	52,475
Impairment of fixed assets	2,104	1,886	6,708	3,867
Impairment of internal use software	10,194	—	10,194	—
Impairment of goodwill	—	17,609	—	17,609

	122,251	132,198	477,767	473,892

Operating (loss) income	(7,929)	(9,311)	7,625	32,817
Interest expense	5,028	5,972	20,972	23,902
Interest income	(1)	(28)	(3)	(319)
Equity in the earnings of investees and rental income	(424)	(606)	(1,876)	(2,307)

(Loss) income before (benefit) provision for corporate income taxes	(12,532)	(14,649)	(11,468)	11,541
(Benefit) provision for corporate income taxes	(5,186)	(1,534)	(5,800)	9,204

Net (loss) income	$(7,346)	$(13,115)	$(5,668)	$2,337

(Loss) earnings per share:
Basic	$(0.33)	$(0.51)	$(0.25)	$0.09
Diluted	$(0.33)	$(0.51)	$(0.25)	$0.09
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	22,572,990	25,818,958	22,720,935	26,247,398
Diluted	22,572,990	25,818,958	22,720,935	26,314,950

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2009 and 2008
(All figures in $’000s)
(Unaudited)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(5,668)	$2,337
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	56,533	52,475
Impairment of fixed assets	6,708	3,867
Impairment of internal use software	10,194	—
Impairment of goodwill	—	17,609
Non cash interest expense on Senior Discount Notes	1,203	13,937
Write-off of deferred financing costs	100	—
Amortization of debt issuance costs	896	781
Noncash rental expense, net of noncash rental income	(2,494)	(411)
Compensation expense incurred in connection with stock options and common stock grants	1,704	1,268
Net change in certain working capital components	3,262	(10,258)
Deferred income tax provision (benefit)	(8,315)	2,079
Landlord contributions to tenant improvements	4,817	6,597
Increase in insurance reserves	601	2,038
Decrease (increase) in deferred membership costs	6,726	3,512
Other	(26)	(209)

Total adjustments	81,909	93,285

Net cash provided by operating activities	76,241	95,622

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(49,277)	(96,182)
Insurance proceeds received	—	1,074

Net cash used in investing activities	(49,277)	(95,108)

Cash flows from financing activities:
Proceeds from borrowings on Revolving Loan Facility	86,000	19,000
Repayment of borrowings on Revolving Loan Facility	(105,000)	(9,000)
Repayment of long term borrowings	(1,850)	(1,949)
Costs related to deferred financing	(615)	—
Change in book overdraft	—	(583)
Repurchase of common stock	(5,355)	(4,645)
Proceeds from stock option exercises	36	1,196
Tax benefit from stock option exercises	21	177

Net cash (used in) provided by financing activities	(26,763)	4,196

Effect of exchange rate changes on cash	158	226

Net (decrease) increase in cash and cash equivalents	359	4,936
Cash and cash equivalents beginning of period	10,399	5,463

Cash and cash equivalents end of period	$10,758	$10,399

Summary of the change in certain working capital components, net of effects of acquired businesses
Decrease (increase) in accounts receivable	$222	$1,786
(Increase) decrease in inventory	(80)	89
Decrease in prepaid expenses and other current assets	2,260	197
Increase in accrued interest on Senior Discount Notes	6,346	—
(Decrease) increase in accounts payable, accrued expenses	(4,211)	778
Change in prepaid corporate income taxes and corporate income taxes payable	6,895	(8,874)
Decrease in deferred revenue	(8,170)	(4,234)

Net change in certain working capital components	$3,262	$(10,258)